Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, and 333-198117) on Form S-8 of TTM Technologies, Inc. and subsidiaries of our reports dated February 24, 2016, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 28, 2015 and December 29, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 28, 2015, which reports appear in the December 28, 2015 annual report on Form 10-K of TTM Technologies, Inc.

Our report on the consolidated financial statements refers to our audit of the adjustments to the 2013 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments as described in Note 19. However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Irvine, California

February 24, 2016